CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 21 to Registration Statement No. 33-67386 of Lincoln Benefit Life Variable Life Account (“the Account”) on Form N-6 of our report dated March 13, 2008, relating to the financial statements and financial statement schedules of Lincoln Benefit Life Company (“the Company”), and to the use of our report dated March 25, 2008 relating to the financial statements of the sub-accounts of the Account, appearing in the Statement of Additional Information (which is incorporated by reference in the Prospectus of the Account), which is part of such Registration Statement, and to the references to us under the heading “Experts” in such Statement of Additional Information.

/s/ Deloitte & Touche

Chicago, Illinois

April 11, 2008